U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (CHECK ONE):

                         [X] Form 10-Q and Form 10-QSB

    [ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form N-SAR

     For Period Ended:
     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended:
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          Nothing in this Form shall be construed to imply that the
          Commission has verified any information contained herein.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

     Not Applicable
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PART I--REGISTRANT INFORMATION
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                                TASTY FRIES, INC.
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                             Full Name of Registrant

                             ADELAIDE HOLDINGS, INC.
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                           (Former Name if Applicable)

                          650 Sentry Parkway, Suite One
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            Address of Principal Executive Office (Street and Number)

                               Blue Bell, PA 19422
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                            City, State and Zip Code

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PART II--RULES 12B-25(B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [X]         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X]         (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]         (c) The accountant's statement or other exhibit required by
                     Rule 12b-25(c) has been attached if applicable.

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PART III--NARRATIVE
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The Form 10-QSB cannot be filed within the prescribed period because of the additional time required by the registrant to provide certain financial information in such report.

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PART IV--OTHER INFORMATION
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     (1) Name and telephone number of person to contact in regard to this notification

             EDWARD C. KELLY                          (610) 941-2109
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                 (Name)                             (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                [X] Yes   [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                [ ] Yes   [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                TASTY FRIES, INC.
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                  (Name of Registrant as specified in Charter)


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  12/13/96                    By: /s/ EDWARD C. KELLY
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                                           (Signature)

                                       Edward C. Kelly, President
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                                       (Type name and title)